EXHIBIT 99.1

Houston Wire & Cable Company Elects Roy Haley to Board of Directors

HOUSTON, Aug. 07, 2017 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ:HWCC) announces the election of Roy Haley to its Board of Directors. Mr. Haley will also serve as a member of the Audit and Compensation Committees.

Mr. Haley, age 70, served as the Chairman of the Board of WESCO International, Inc. (“WESCO”) from 1998 until his retirement in 2011 and as Chief Executive Officer of WESCO from 1994 to 2009.  WESCO is a leading North American-based distributor of products and provider of advanced supply chain management and logistics services used primarily in industrial, construction, utility, and commercial, institutional and government markets.  From 1988 to 1993, Mr. Haley served as Chief Operating Officer, President and a director of American General Corporation, a diversified financial services company.  Mr. Haley is a director of Essendant Inc. (formerly United Stationers, Inc.), a national wholesale distributor of workplace items, where he serves as the chair of the Audit Committee, and was a director of BlueLinx Holdings Inc., a wholesale supplier of building materials, from 2013 (and Non-Executive Chairman of the Board from January 2014) until May 2016.

"We are very excited to welcome Roy to our Board of Directors. Roy’s extensive experience in industry and electrical distribution make him a great addition to our Board," commented James Pokluda, President & CEO of Houston Wire & Cable Company.

About the Company
With over 40 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of industrial products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

CONTACT:
Kayla Draper
Investor Relations Coordinator & Assistant to the CEO
Direct:  713.609.2227
Fax:  713.609.2168
kdraper@houwire.com